                                                                    EXHIBIT 99.1

                                [MONSANTO LOGO]

                                                       MONSANTO COMPANY
                                                       800 NORTH LINDBERGH BLVD
                                                       ST. LOUIS, MISSOURI 63167



RELEASE    Immediately

CONTACT    Media: Lee Quarles (314-694-4452)
           Investors: Scarlett Lee Foster (314-694-8148)


MONSANTO COMPANY REPORTS FOURTH-QUARTER AND FISCAL-YEAR 2005 RESULTS


St. Louis - Oct. 12, 2005

----------------------------------------------------------------------------------------------------------------
FINANCIAL SUMMARY                           FOURTH       FOURTH                   FISCAL      FISCAL
($ in millions, except per share)          QUARTER      QUARTER           %         YEAR        YEAR
                                              2005         2004      CHANGE         2005        2004    % CHANGE
----------------------------------------------------------------------------------------------------------------
NET SALES                                   $1,274       $1,233          3%       $6,294      $5,423         16%
----------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                            $(125)        $(42)         NM         $255        $267        (4)%

----------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS (LOSS) PER SHARE           $(0.47)      $(0.16)         NM        $0.94       $0.99        (5)%
----------------------------------------------------------------------------------------------------------------

NM = Not Meaningful

- Quarterly sales increased slightly as a result of growth across the seeds and traits businesses, including revenues from the acquired Seminis business which were nearly offset by decreased revenues of Roundup agricultural herbicides and selective herbicides in the United States. For fiscal year 2005, sales increased 16 percent to $6.3 billion.

- Reported net loss for the fourth quarter was $(125) million. For fiscal year 2005, reported net income was $255 million, which included several items affecting comparability. The largest of these included the in-process R&D write-off of $248 million related to the Seminis and Emergent acquisitions, an aftertax charge of $175 million ($284 million pre-tax) primarily to establish a reserve associated with the Solutia Inc. bankruptcy proceedings, and a tax benefit of $106 million ($86 million in discontinued operations and $20 million in continuing operations) as a result of the loss incurred on the European wheat and barley business. A complete list of items affecting comparability is included in the performance summary section.

- Monsanto increased growth projections for fiscal year 2006, as the company now expects earnings per share (EPS) to be in the range of $2.35 to $2.50, which would reflect a growth rate of up to 20 percent from fiscal year 2005 EPS ongoing base of $2.08 per share. (For a reconciliation of ongoing EPS, see note 1.)


                                     -more-

COMMENT FROM MONSANTO CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER HUGH
GRANT:
"Our strong financial results were delivered by a combination of growth in our core businesses and through our newly acquired Seminis vegetable and Emergent cotton seed businesses. For the fourth quarter, our results continue to reflect the growth of our seeds and traits businesses, as well as the proactive steps we've taken to reduce working capital across our herbicide business."

FOURTH-QUARTER AND FISCAL-YEAR 2005 PERFORMANCE SUMMARY:

NET SALES increased 3 percent to $1.3 billion in the fourth quarter of fiscal year 2005. Sales in the Seeds and Genomics segment increased by 53 percent for the quarter driven by growth across the seeds and traits businesses, including the addition of revenues from the Seminis vegetable and fruit seed business. However, higher revenues for this segment were largely offset by lower sales of Roundup agricultural herbicides and selective herbicides in the United States.

For fiscal year 2005, net sales were $6.3 billion, a 16 percent improvement compared with net sales for fiscal year 2004. The sales increase for the 2005 fiscal year was driven primarily by higher U.S. trait revenue, increased corn seed sales, higher cotton trait revenues in Australia and India, and stronger sales of Roundup agricultural herbicides in Europe and Brazil. Revenues from the company's 2005 acquisitions also contributed to growth in the fiscal year. These gains were slightly offset by lower sales of Roundup agricultural herbicides and selective herbicides in the United States.

NET INCOME (LOSS) AND EARNINGS (LOSS) PER SHARE: Monsanto recorded a fourth-quarter fiscal year 2005 net loss of $(125) million, or $(0.47) per share, compared with net loss of $(42) million, or $(0.16) per share, for the fourth quarter of fiscal year 2004.

     Items affecting comparability for fourth quarter fiscal year 2005 included:
          -    $0.01 per share income on discontinued operations.
          - A $0.02 per share tax benefit associated with certain liabilities in connection with the Solutia bankruptcy ("Solutia-related charge").

     Items affecting comparability for fourth quarter fiscal year 2004 included:
          - After-tax charges of $(0.15) per share in continuing operations related to Monsanto's 2004 restructuring plan, net of reversals.
          - An after-tax loss of $(0.02) per share for discontinued operations and related restructuring.
          - A $0.02 per share tax benefit associated with the goodwill write-off of the global wheat business.

For fiscal year 2005, Monsanto reported net income of $255 million, or $0.94 per share, compared with net income of $267 million, or $0.99 per share, for fiscal year 2004.

     Items affecting comparability for fiscal year 2005 included:
          - A charge of $(0.91) per share associated with the in-process R&D write-off related to the Seminis and Emergent acquisitions.
          -    $(0.64) per share for the Solutia-related charge.
          - A $0.39 per share tax benefit as a result of the loss incurred on the European wheat and barley business.
          -    Net restructuring charges of $(0.02) per share.
          -    $0.04 per share income on discontinued operations.

                                     -more-

     Items affecting comparability for fiscal year 2004 included:
          - After-tax charges of $(0.36) per share in continuing operations related to Monsanto's 2004 restructuring plan, net of reversals.
          - Write-off of goodwill, net of tax, associated with the global wheat business of $(0.24) per share.

For fourth quarter and fiscal year 2005, Monsanto's results also included two offsetting items. The first item was a $(0.05) per share charge for an asset impairment related to an acrylonitrile (AN) facility closure at Sterling Chemical. (A by-product of AN is used to produce a raw material for Roundup agricultural herbicides.) Although Monsanto has not recently activated the contract for raw materials supplied from Sterling, Monsanto did have assets at the Sterling facility that now will no longer be in-service and were required to be impaired. This expense was roughly offset by a tax benefit from the completion of an audit related to a Monsanto subsidiary.

OPERATING COSTS: Research-and-development (R&D) expenses increased by 34 percent to $187 million for the fourth quarter of fiscal year 2005, an increase of $47 million compared with last year's fourth quarter, primarily driven by R&D related to the Seminis and Emergent businesses. For fiscal year 2005, R&D expenses were $588 million compared with R&D expenses of $509 million for fiscal year 2004. For both fiscal years, R&D expenses as a percent of sales were 9 percent. Additionally, Monsanto recorded in-process R&D expenses of $266 million in fiscal year 2005 related to all acquisitions.

Selling, general and administrative (SG&A) expenses for fourth quarter 2005 were $423 million, or 41 percent higher, compared with SG&A expenses for fourth quarter 2004. The fourth quarter increase was driven by expenses related to the businesses Monsanto acquired and higher accruals for potential incentive payments to employees. For fiscal year 2005, SG&A expenses increased to $1.3 billion, or 18 percent higher, compared with the prior-year SG&A expenses of $1.1 billion. The SG&A expense increase in the fiscal year 2005 was driven by the businesses Monsanto acquired in fiscal year 2005 and higher accruals for potential incentive payments to employees. For fiscal year 2005, SG&A as a percent of net sales including bad-debt expense was 22 percent compared with 23 percent for this metric in fiscal year 2004.

Bad-debt expense for fourth quarter 2005 was relatively flat at $31 million compared with bad-debt expense of $30 million for fourth quarter 2004. Bad-debt expense for fiscal year 2005 was $67 million, or $39 million lower, compared with bad-debt expense of $106 million for fiscal year 2004. Fiscal year 2004 included a higher level of bad-debt expense in Argentina.

OTHER EXPENSES: In the fourth quarter of 2005, Monsanto reported other expense of $33 million compared with other expense of $39 million for the same period in 2004. For fiscal year 2005, Monsanto reported other expenses of $406 million, or $254 million higher than fiscal year 2004 results, driven by the $284 million Solutia-related charge.

CASH FLOW: For fiscal year 2005, net cash provided by operations was $1.7 billion, compared with $1.3 billion for fiscal year 2004. Net cash required by investing activities was $1.7 billion for fiscal year 2005, and $262 million for the same period in 2004. As a result, free cash flow decreased from $999 million in fiscal year 2004 to $70 million in fiscal year 2005. The decrease in free cash flow was driven by cash used for acquisitions totaling $1.5 billion. In fiscal year 2004, the company's free cash flow also reflected payments related to the Solutia PCB litigation settlement. Net cash required by financing activities was

                                     -more-

$582 million for fiscal year 2005, and $243 million for the same period in 2004. (For reconciliation of free cash flow, see note 1.)

SEEDS AND GENOMICS SEGMENT DETAIL

----------------------------------------------------------------------------------------------------------------
NET SALES                                   FOURTH      FOURTH                   FISCAL      FISCAL
($ in millions)                            QUARTER     QUARTER           %         YEAR        YEAR
                                              2005        2004      CHANGE         2005        2004    % CHANGE
----------------------------------------------------------------------------------------------------------------
CORN SEED AND TRAITS                          $190        $171         11%       $1,494      $1,145         30%
----------------------------------------------------------------------------------------------------------------
SOYBEAN SEED AND TRAITS                        $62         $44         41%         $889        $699         27%
----------------------------------------------------------------------------------------------------------------
VEGETABLE AND FRUIT SEED                      $139           -          NM         $226           -          NM
----------------------------------------------------------------------------------------------------------------
ALL OTHER CROPS SEEDS AND TRAITS              $154        $142          8%         $643        $476         35%
----------------------------------------------------------------------------------------------------------------
TOTAL SEEDS AND GENOMICS                      $545        $357         53%       $3,252      $2,320         40%
----------------------------------------------------------------------------------------------------------------


NM= Not Meaningful

The Seeds and Genomics segment consists of the global seeds and related trait business, and genetic technology platforms.

Fourth quarter 2005 net sales of $545 million for the Seeds and Genomics segment improved 53 percent compared with sales of $357 million recorded in the fourth quarter of fiscal year 2004. The strong results for the quarter reflected strength across the seeds and traits portfolio, including increased revenues from corn and soybean trait sales in the United States and cotton trait sales in India. Revenues from the company's 2005 acquisitions also contributed to the growth.

For fiscal year 2005, sales for the Seeds and Genomics segment increased by 40 percent to approximately $3.3 billion, compared with sales of $2.3 billion recorded in fiscal year 2004. This increase was largely driven by growth across the seeds and traits businesses, and partially by the addition of revenue from acquisitions.

EBIT (net income (loss) before interest and taxes) for the Seeds and Genomics segment was $(136) million for the fourth quarter of fiscal year 2005, compared with $(135) million for the same period last year. For fiscal year 2005, EBIT for the segment was $374 million compared with $196 million for the same period in fiscal year 2004. A major factor for improvement in EBIT for fiscal year 2005 was increased revenues from corn, cotton and soybean traits. Gains in global corn seed market share also contributed to the EBIT improvement for the year. (For a reconciliation of EBIT, see note 1.)

                                     -more-

AGRICULTURAL PRODUCTIVITY SEGMENT DETAIL

----------------------------------------------------------------------------------------------------------------
NET SALES                                   FOURTH      FOURTH                   FISCAL      FISCAL
($ in millions)                            QUARTER     QUARTER           %         YEAR        YEAR
                                              2005        2004      CHANGE         2005        2004    % CHANGE
----------------------------------------------------------------------------------------------------------------
ROUNDUP AND OTHER GLYPHOSATE-BASED            $508        $602       (16)%       $2,049      $2,005          2%
HERBICIDES
----------------------------------------------------------------------------------------------------------------
ALL OTHER AGRICULTURAL  PRODUCTIVITY          $221        $274       (19)%         $993      $1,098       (10)%
PRODUCTS
----------------------------------------------------------------------------------------------------------------
TOTAL AGRICULTURAL PRODUCTIVITY               $729        $876       (17)%       $3,042      $3,103        (2)%
----------------------------------------------------------------------------------------------------------------

The Agricultural Productivity segment consists of crop protection products, lawn-and-garden herbicide products, and the company's animal agricultural businesses.

Net sales in the Agricultural Productivity segment for fourth quarter 2005 decreased 17 percent to $729 million, compared with $876 million for fourth quarter 2004. Lower sales of Roundup and other glyphosate-based herbicides and selective herbicides in the United States were the primary reason for the decrease.

For fiscal year 2005, Agricultural Productivity sales decreased 2 percent to $3 billion, primarily driven by decreased sales of Roundup agricultural herbicides and selective herbicides in the United States. Lower sales for the fiscal year 2005 were partially offset by increased sales of Roundup and other glyphosate-based herbicides in Europe and Brazil.

EBIT for the Agricultural Productivity segment was $(39) million for the fourth quarter of fiscal year 2005, compared with $79 million for fourth quarter 2004 primarily because of working capital reductions for Roundup agricultural herbicides and selective herbicides in the United States. For fiscal year 2005, EBIT for the segment was $(27) million, compared with $249 million for fiscal year 2004. The major factor for the decrease in EBIT for fiscal year 2005 was the Solutia-related charge of $284 million, which was somewhat offset by lower operating expenses. (For a reconciliation of EBIT, see note 1.)

OUTLOOK COMMENT FROM MONSANTO CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER HUGH GRANT:

"In the last two years, we have led the transformation of the agricultural industry with our seeds and traits strategy. We believe we're on a path not just to maintain that leadership, but accelerate it. That's why today, we raised our growth prospects for fiscal year 2006."

                                     -more-

2006 GUIDANCE:

Monsanto management announced today it had raised its growth projections for fiscal year 2006. Monsanto now expects earnings per share (EPS) to be in the range of $2.35 to $2.50, which would reflect a growth rate of up to 20 percent from fiscal year 2005 EPS ongoing base of $2.08 per share. (For a reconciliation of ongoing EPS, see note 1.)

Monsanto outlined its target for SG&A expense as a percent of sales for fiscal year 2006 of 22 percent. The company also indicated R&D expenses as a percent of sales are expected to be in the range of 10 percent.

Free cash flow generation for fiscal year 2006 is expected to be in the range of $825 million to $900 million. The company expects net cash provided by operations to be approximately $1.175 billion to $1.25 billion, and net cash required by investing activities to be approximately $350 million. (For a reconciliation of free cash flow, see note 1.)

OTHER ITEMS OF NOTE:

On October 12, Monsanto Company submitted in a Form 8-K with the Securities and Exchange Commission unaudited pro forma financial information for the company which reflects the pro forma impact of its acquisitions of the Seminis and Emergent seed businesses on fiscal years 2005 and 2004.

On September 20, Monsanto Company announced that it had signed separate licensing agreements with Arcadia Biosciences and Targeted Growth, Inc. for the development and commercialization of technologies developed by these companies in applicable Monsanto crops.

On September 2, Monsanto's American Seeds, Inc. subsidiary announced it made five key strategic additions to its family of regional seed companies. Collectively, the acquired companies represent approximately 1 percent of the U.S. corn seed market.

On August 8, Monsanto Company announced that it had completed the sale of Monsanto Enviro-Chem Systems Inc. to a new company formed by the Enviro-Chem management team and an outside investor.

On July 21, Monsanto Company announced that it had completed its $500 million share repurchase program a year ahead of the authorized expiration period. Announced in July 2003, the repurchase program authorized the purchase of $500 million of the company's common stock over a three-year period.

Other supplemental data to this news release, including slides that accompany the company's financial results conference call, can be found on the investor information page of the company's web site at: www.monsanto.com.

Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality.


                                     -more-

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION:

Certain statements contained in this release are "forward-looking statements," such as statements concerning the company's anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company's research and development activities; the outcomes of major lawsuits, including proceedings related to Solutia Inc.; developments related to foreign currencies and economies; successful completion and operation of recent and proposed acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company's facilities; and other risks and factors detailed in the company's filings with the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Roundup is a registered trademark owned by Monsanto Company and its wholly owned subsidiaries.

Unless otherwise indicated, references to "Roundup and other glyphosate-based herbicides" exclude all lawn and garden herbicide products.


                                     -more-

                        MONSANTO COMPANY AND SUBSIDIARIES
                         Selected Financial Information
                 (Dollars in millions, except per share amounts)
                                    Unaudited

CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS             THREE MONTHS     THREE MONTHS        12 MONTHS         12 MONTHS
                                                              ENDED             ENDED             ENDED             ENDED
                                                          AUG. 31, 2005     AUG. 31, 2004     AUG. 31, 2005     AUG. 31, 2004
---------------------------------------------------------------------------------------------------------------------------------
NET SALES                                                          $1,274           $1,233            $6,294             $5,423
Cost of Goods Sold                                                    781              731             3,290              2,896
                                                         ------------------------------------------------------------------------
GROSS PROFIT                                                          493              502             3,004              2,527
OPERATING EXPENSES:
    Selling, General and Administrative Expenses                      423              299             1,334              1,128
    Bad-Debt Expense                                                   31               30                67                106
    Research and Development Expenses                                 187              140               588                509
    Acquired In-Process Research and Development                       --               --               266                 --
    Impairment of Goodwill                                             --               --                --                 69
    Restructuring Charges - Net                                        (1)              46                 7                112
                                                         ------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                              640              515             2,262              1,924
INCOME (LOSS) FROM OPERATIONS                                        (147)             (13)              742                603
Interest Expense - Net                                                 23               12                75                 57
Solutia-Related Expenses                                                9               15               309                 58
Other Expense - Net                                                    24               24                97                 94
                                                         ------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME
    TAXES                                                            (203)             (64)              261                394
Income Tax Provision (Benefit)                                        (74)             (27)              104                128
                                                         ------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                             (129)             (37)              157                266
DISCONTINUED OPERATIONS:
    Income (Loss) From Operations of Discontinued
      Businesses                                                        5               (4)               11                 (6)
    Income Tax Provision (Benefit)                                      1                1               (87)                (7)
                                                         ------------------------------------------------------------------------
INCOME (LOSS) ON DISCONTINUED OPERATIONS                                4               (5)               98                  1
                                                         ------------------------------------------------------------------------
NET INCOME (LOSS)                                                   $(125)           $ (42)            $ 255             $  267
                                                         ========================================================================
EBIT (1)                                                            $(175)           $ (56)            $ 347             $  445
                                                         ========================================================================
BASIC EARNINGS PER SHARE:
Income (Loss) From Continuing Operations                           $(0.48)          $(0.14)            $0.59             $ 1.01
Income (Loss) on Discontinued Operations                             0.01            (0.02)             0.37                 --
                                                         ------------------------------------------------------------------------
NET INCOME (LOSS)                                                  $(0.47)          $(0.16)            $0.96             $ 1.01
                                                         ========================================================================

DILUTED EARNINGS PER SHARE:
Income (Loss) From Continuing Operations                           $(0.48)          $(0.14)            $0.58             $ 0.99
Income (Loss) on Discontinued Operations                             0.01            (0.02)             0.36                 --
                                                         ------------------------------------------------------------------------
NET INCOME (LOSS)                                                  $(0.47)          $(0.16)            $0.94             $ 0.99
                                                         ========================================================================

WEIGHTED AVERAGE SHARES OUTSTANDING:
     Basic Shares                                                   268.3            265.6             266.8              264.4
     Diluted Shares                                                 268.3            265.6             272.7              269.2

                                     -more-

                        MONSANTO COMPANY AND SUBSIDIARIES
                         Selected Financial Information
                              (Dollars in millions)
                                    Unaudited

CONDENSED STATEMENT OF CONSOLIDATED FINANCIAL POSITION                       AS OF              AS OF
                                                                         AUG. 31, 2005      AUG. 31, 2004
----------------------------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS:
   Cash and Cash Equivalents                                                $   525             $1,037
   Short-Term Investments                                                       150                300
    Trade Receivables - Net of Allowances of $275 and $250,
       respectively                                                           1,473              1,663
    Miscellaneous Receivables                                                   370                316
    Deferred Tax Assets                                                         374                397
    Inventories                                                               1,664              1,154
    Assets of Discontinued Operations                                            15                 --
    Other Current Assets                                                         73                 64
                                                                        -----------------------------------
TOTAL CURRENT ASSETS                                                          4,644              4,931
                                                                        -----------------------------------

Property, Plant and Equipment - Net                                           2,378              2,087
Goodwill - Net                                                                1,248                720
Other Intangible Assets - Net                                                 1,153                454
Noncurrent Deferred Tax Assets                                                  699                475
Other Assets                                                                    476                497
                                                                        -----------------------------------
TOTAL ASSETS                                                                $10,598             $9,164
                                                                        ===================================

LIABILITIES AND SHAREOWNERS' EQUITY

CURRENT LIABILITIES:
    Short-Term Debt                                                         $   254             $  433
    Accounts Payable                                                            369                326
   Income Taxes Payable                                                         227                122
   Accrued Compensation and Benefits                                            273                158
   Accrued Marketing Programs                                                   457                419
    Liabilities of Discontinued Operations                                       11                 --
    Miscellaneous Short-Term Accruals                                           559                436
                                                                        -----------------------------------
TOTAL CURRENT LIABILITIES                                                     2,150              1,894
                                                                        -----------------------------------

Long-Term Debt                                                                1,486              1,075
Postretirement Liabilities                                                      732                687
Solutia-Related Reserve                                                         184                 --
Other Liabilities                                                               433                250
Shareowners' Equity                                                           5,613              5,258
                                                                        -----------------------------------
TOTAL LIABILITIES AND SHAREOWNERS' EQUITY                                   $10,598             $9,164
                                                                        ===================================

Debt to Capital Ratio:                                                          24%                22%
                                                                        ===================================


                                     -more-

                        MONSANTO COMPANY AND SUBSIDIARIES
                         Selected Financial Information
                              (Dollars in millions)
                                    Unaudited


STATEMENT OF CONSOLIDATED CASH FLOWS                                        12 MONTHS ENDED   12 MONTHS ENDED
                                                                             AUG. 31, 2005     AUG. 31, 2004
--------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
   Net Income                                                                       $   255           $   267
   Adjustments to reconcile cash provided (required) by operations:
   Items that did not require (provide) cash:
     Depreciation and amortization expense                                              488               452
     Impairment of goodwill                                                              --                69
     Bad-debt expense                                                                    67               109
     Noncash restructuring                                                                7                51
     Deferred income taxes                                                             (104)               88
     Gain on disposal of investments and property - net                                 (21)              (10)
     Equity affiliate expense - net                                                      31                36
     Acquired in-process research and development                                       266                --
     Solutia-related charge                                                             284                --
     Net loss on retirements and impairments of property                                 36                 8
     Other items that did not require (provide) cash                                     48                (4)
   Changes in assets and liabilities that provided (required) cash, net of acquisitions:
     Trade receivables                                                                  394               486
     Inventories                                                                          6                70
     Accounts payable and accrued liabilities                                           (26)              110
     PCB litigation settlement insurance proceeds (payments)                             14              (328)
     Solutia-related reserve                                                            (49)               --
     Pension contributions                                                              (60)             (215)
     Tax benefit on employee stock options                                               94                37
     Net investment hedge proceeds (loss)                                               (48)              (17)
     Other Items                                                                         55                52
--------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATIONS                                                       1,737             1,261
--------------------------------------------------------------------------------------------------------------


CASH FLOWS PROVIDED (REQUIRED) BY INVESTING ACTIVITIES:
   Purchases of short-term investments                                                 (150)             (550)
   Maturities of short-term investments                                                 300               480
   Acquisitions of businesses, net of cash acquired                                  (1,541)               --
   Technology and other investments                                                     (65)              (58)
   Capital expenditures                                                                (281)             (210)
   Other investment and property disposal proceeds                                       70                76
--------------------------------------------------------------------------------------------------------------
NET CASH REQUIRED BY INVESTING ACTIVITIES                                            (1,667)             (262)
--------------------------------------------------------------------------------------------------------------

CASH FLOWS PROVIDED (REQUIRED) BY FINANCING ACTIVITIES:
   Net change in financing with less than 90-day maturities                              28                23
   Short-term debt proceeds                                                              40                24
   Short-term debt reductions                                                           (52)              (20)
   Long-term debt proceeds                                                              503               117
   Long-term debt reductions                                                           (299)             (168)
   Payment of premium to exchange notes payable                                         (53)               --
   Payments on debt assumed in acquisitions                                            (495)               --
   Debt issuance costs                                                                   (4)               --
   Payments on other financing                                                          (15)              (12)
   Treasury stock purchases                                                            (234)             (266)
   Stock option exercises                                                               173               200
   Dividend payments                                                                   (174)             (141)
--------------------------------------------------------------------------------------------------------------
NET CASH REQUIRED BY FINANCING ACTIVITIES                                              (582)             (243)
--------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                   (512)              756
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                      1,037               281
--------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                          $   525           $ 1,037
--------------------------------------------------------------------------================== =================

                                     -more-

                        MONSANTO COMPANY AND SUBSIDIARIES

                         Selected Financial Information
                              (Dollars in millions)
                                    Unaudited

     1. EBIT, ONGOING EPS, AND FREE CASH FLOW: The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income
          (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

          RECONCILIATION OF EBIT TO NET INCOME: EBIT is defined as net income
          (loss) before interest and taxes. The following table reconciles EBIT to the most directly comparable financial measure, which is net income.

--------------------------------------------------------------------------------------------------------------------------------
                                                     THREE MONTHS       THREE MONTHS         12 MONTHS           12 MONTHS
TOTAL MONSANTO COMPANY AND SUBSIDIARIES:                ENDED              ENDED               ENDED               ENDED
                                                    AUG. 31, 2005      AUG. 31, 2004       AUG. 31, 2005       AUG. 31, 2004
--------------------------------------------------------------------------------------------------------------------------------
EBIT - Seeds and Genomics Segment                       $ (136)            $(135)               $374                $196
EBIT - Agricultural Productivity Segment                   (39)               79                 (27)                249
                                                  ------------------------------------------------------------------------------
EBIT - TOTAL MONSANTO COMPANY AND SUBSIDIARIES            (175)              (56)                347                 445
Interest Expense - Net                                      23                12                  75                  57
Income Tax Provision (Benefit)(1)                          (73)              (26)                 17                 121
                                                  -----------------------------------------------------------------------------
NET INCOME (LOSS)                                       $ (125)            $ (42)               $255                $267
                                                  =============================================================================

     (1) Includes the income tax provision (benefit) from continuing operations and the income tax provision (benefit) from discontinued operations.

          RECONCILIATION OF EPS TO ONGOING EPS: Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

---------------------------------------------------------------------------------------------------------------------------------
                                                     THREE MONTHS       THREE MONTHS         12 MONTHS           12 MONTHS
TOTAL MONSANTO COMPANY AND SUBSIDIARIES:                 ENDED              ENDED              ENDED               ENDED
                                                     AUG. 31, 2005      AUG. 31, 2004      AUG. 31, 2005       AUG. 31, 2004
---------------------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS (LOSS) PER SHARE                       $(0.47)            $(0.16)              $0.94               $0.99
In-Process R&D Write-Off Related to the Seminis            --                 --                 0.91                 --
   and Emergent Acquisitions
Solutia-Related Charge and Tax Benefit                   (0.02)               --                 0.64                 --
Tax Benefit on Loss from European Wheat and                --                 --                (0.39)                --
   Barley Business
Restructuring Charges - Net                                --                0.15                0.02                0.36
(Income) Loss on Discontinued Operations and             (0.01)              0.02               (0.04)                --
   Related Restructuring
Impairment of Goodwill                                     --               (0.02)                --                 0.24
                                                  -------------------------------------------------------------------------------
DILUTED EARNINGS (LOSS) PER SHARE FROM
   ONGOING BUSINESS                                     $(0.50)            $(0.01)              $2.08               $1.59
                                                  ===============================================================================


                                     - more -

         RECONCILIATION OF FREE CASH FLOW: Free cash flow represents the total of cash flows from operations and investing activities, as reflected in Monsanto's Statement of Consolidated Cash Flows presented in this release. With respect to the projected free cash flow guidance provided under the caption "2006 Guidance," Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

----------------------------------------------------------------------------------------------------------------------------
                                                                        FISCAL YEAR        12 MONTHS          12 MONTHS
TOTAL MONSANTO COMPANY AND SUBSIDIARIES:                                   2006              ENDED              ENDED
                                                                          TARGET         AUG. 31, 2005      AUG. 31, 2004
----------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operations                                       $1,175 - $1,250      $ 1,737            $1,261
Net Cash Provided (Required) by Investing Activities                        (350)           (1,667)             (262)
                                                                     -------------------------------------------------------
   FREE CASH FLOW                                                       $825 - $900        $    70              $999
Net Cash Provided (Required) by Financing Activities                         N/A              (582)             (243)
                                                                     -------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                         N/A              (512)              756
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                             N/A             1,037               281
                                                                     -------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                   N/A           $   525            $1,037
                                                                     =======================================================


     2. RESTRUCTURING: In October 2003, Monsanto announced plans to continue to reduce costs primarily associated with its agricultural chemistry business as that segment matures globally. These plans included: (1) reducing costs associated with the company's Roundup herbicide business; (2) exiting the European breeding and seed business for wheat and barley; and (3) discontinuing the plant-made pharmaceuticals program. In fiscal year 2004, total restructuring charges related to these actions were $105 million aftertax. Additionally, the approved plan included the impairment of goodwill in the global wheat business of $69 million pretax ($64 million aftertax). In fiscal year 2005, the company incurred charges of $6 million aftertax in continuing operations to complete the restructuring actions under this plan. No further actions are anticipated related to this plan.

          Activities related to the restructuring plan items were recorded in the Condensed Statement of Consolidated Operations in the following categories:

-------------------------------------------------------------------------------------------------------------------------------
                                                           THREE MONTHS     THREE MONTHS       12 MONTHS         12 MONTHS
TOTAL MONSANTO COMPANY AND SUBSIDIARIES:                       ENDED           ENDED             ENDED             ENDED
                                                           AUG. 31, 2005   AUG. 31, 2004     AUG. 31, 2005     AUG. 31, 2004
-------------------------------------------------------------------------------------------------------------------------------
   Cost of Goods Sold(1,2)                                       $ 1            $ (16)             $  1           $  (35)
   Impairment of Goodwill                                         --               --                --              (69)
   Restructuring Charges - Net(1,2)                                1              (46)               (7)            (112)
                                                          ----------------------------------------------------------------------
Income (Loss) From Continuing Operations Before Income
   Taxes                                                          2               (62)               (6)            (216)
    Income Tax Benefit (Provision)(3)                             (1)              26                20               54
                                                          ----------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                           1              (36)               14             (162)
   Loss From Operations of Discontinued Businesses(4)             --               (2)               --              (11)
   Income Tax Benefit (Provision)                                 --               (1)               --                9
                                                          ----------------------------------------------------------------------
LOSS ON DISCONTINUED OPERATIONS                                   --               (3)               --               (2)
                                                          ----------------------------------------------------------------------
NET INCOME (LOSS)                                                $ 1            $ (39)             $ 14           $ (164)
                                                          ======================================================================

     (1) The restructuring charges for the three months and 12 months ended Aug. 31, 2005, included reversals related to the 2004 restructuring plan of $2 million (recorded in the Agricultural Productivity segment). The restructuring charges for the three months and 12 months ended Aug. 31, 2004, included prior plan restructuring reversals of $1 million (recorded in the Agricultural Productivity segment) and $7 million ($6 million in Agricultural Productivity and $1 million in Seeds and Genomics), respectively.

     (2) The $6 million of restructuring charges for the 12 months ended Aug. 31, 2005, was split by segment as follows: $7 million in the Seeds and Genomics segment offset by reversals of $1 million in the Agricultural Productivity segment.

     (3) The $20 million of income tax benefit for the 12 months ended Aug. 31, 2005, is related to tax losses incurred on the sale of the European wheat and barley business. See below for further discussion.

     (4) The three months and 12 months ended Aug. 31, 2004, contain restructuring charges related to discontinued businesses. These restructuring charges were recorded in discontinued operations.

                                    - more -

          In first quarter 2005, Monsanto recorded a deferred tax benefit of $106 million, of which $20 million was recorded in continuing operations, and the remaining $86 million was recorded in discontinued operations. The $20 million tax benefit recorded in continuing operations is related to the impairment of goodwill in the global wheat business as part of the fiscal year 2004 restructuring plan and thus is included in the table above. The tax benefit of $86 million recorded in discontinued operations was primarily related to the goodwill impairment loss at the date of adoption of SFAS 142, Goodwill and Other Intangible Assets (SFAS 142), on Jan. 1, 2002, and thus is not reflected in the table above. Upon adoption of SFAS 142, the goodwill impairment was recorded as a cumulative effect of a change in accounting principle, and the impairment for the wheat reporting unit was primarily related to the discontinued European wheat and barley business.

     3. DEPRECIATION AND AMORTIZATION: The following table displays the depreciation and amortization expense by segment for the three months and 12 months ended Aug. 31, 2005, and 2004:

--------------------------------------------------------------------------------------------------------------------------------
                                                     THREE MONTHS        THREE MONTHS         12 MONTHS          12 MONTHS
DEPRECIATION AND AMORTIZATION EXPENSE                    ENDED              ENDED               ENDED              ENDED
                                                     AUG. 31, 2005      AUG. 31, 2004       AUG. 31, 2005      AUG. 31, 2004
--------------------------------------------------------------------------------------------------------------------------------
   Seeds and Genomics(1)                                 $  93              $  66               $302               $264
   Agricultural Productivity                                47                 46                186                188
                                                   -----------------------------------------------------------------------------
     Total Monsanto                                      $ 140              $ 112               $488               $452
                                                   =============================================================================

     (1) Does not include the $69 million impairment of goodwill in fiscal year 2004.